Exhibit 99.2

ZYNGA ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Reports Highest Quarterly and Annual Revenue and Bookings in Zynga History

Generates Record Quarterly and Annual Operating Cash Flow

Uniquely Positioned as one of the Leading Mobile Game Publishers in the World

Executing on Growth Initiatives in 2021 and Beyond

SAN FRANCISCO – February 10, 2021 – Zynga Inc. (Nasdaq: ZNGA) today released financial results for its fourth quarter and full year ended December 31, 2020 by posting management’s Q4 2020 Quarterly Earnings Letter to its Investor Relations website. Please see the attached Quarterly Earnings Letter or visit http://investor.zynga.com/financial-information/quarterly-results to access the letter.

“In an unprecedented year, our talented and resilient teams finished Q4 strong, delivering our highest quarterly revenue and bookings in Zynga’s history. Our execution throughout 2020 added meaningful scale to our live services platform and strengthened our position as one of the leading mobile game publishers in the world,” said Frank Gibeau, Chief Executive Officer of Zynga. “Our live services portfolio is off to a tremendous start in 2021 led by our Forever Franchises, momentum in Harry Potter: Puzzles & Spells and two new top downloaded hyper-casual games from Rollic. Zynga’s multi-year strategy of growing our live services, launching new games and investing in exciting growth opportunities has us well positioned for growth in 2021 and beyond.”

Zynga management will also host a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today to discuss the company’s results. Questions may be asked on the call and Zynga will respond to as many questions as possible.

The conference call can be accessed at http://investor.zynga.com – a replay of which will be available through the website after the call – or via the below conference dial-in number:

•   Toll-Free Dial-In Number: (800) 537-0745

•   International Dial-In Number: (253) 237-1142

•   Conference ID: 8094404

About Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. To date, more than one billion people have played Zynga’s franchises including CSR Racing™, Empires & Puzzles™, Merge Dragons!™, Merge Magic!™, Toon Blast™, Toy

Blast™, Words With Friends™ and Zynga Poker™. Zynga’s games are available in more than 150 countries and are playable across social platforms and mobile devices worldwide. Founded in 2007, the company is headquartered in San Francisco with locations in the U.S., Canada, U.K., Ireland, India, Turkey and Finland. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

Forward Looking Statements

This press release contains forward-looking statements, relating to, among other things, our business objectives and opportunities for future growth. Forward-looking statements often include words such as “outlook,” “projected,” “planned,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about these risks, uncertainties, and assumptions is or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations website at http://investor.zynga.com or the SEC’s website at www.sec.gov.

Contacts

Investor Relations:

Rebecca Lau

Investors@zynga.com

Media Relations:

Sarah Ross

Sarah@zynga.com

Editor’s Note

To download Zynga’s B-roll footage and key art for its games, please visit: http://bit.ly/ZyngaQ42020